Exhibit 10.80
Royalty Agreement
This Agreement (the “Agreement”), entered into this 27th day of November, 2007, by and between SOUTH CHINA HOUSE OF TECHNOLOGY CONSULTANTS LTD., (“SCHOT”) a company duly established and existing pursuant to the laws of Hong Kong with its registered office at Unit 1303-04, Block B Sea View Estate, 2-8 Watson Road. North Point, Hong Kong; OLEVIA (FAR EAST) LIMITED (“Olevia Far East”) a company duly established and existing pursuant to the laws of Hong Kong with its registered office at Room 1801, Wing On Central Building, 26 Des Voeux Road Central, Central, Hong Kong and SYNTAX-BRILLIAN CORPORATION (“Syntax-Brillian”) a company duly established and existing pursuant to the laws of Delaware with its register office at 1600 Desert Drive, Tempe, Arizona 85281, collectively referred to as the “Parties”.
Recitals
A.	Syntax-Brillian owns and controls the use of the OLEVIA trademark in the People’s Republic of China as well as various other countries throughout the world.

B.	Syntax-Brillian has developed and designed various consumer electronic products including LCD television products to its unique specifications and requirements.

C.	Olevia Far East, which is an affiliated entity with Olevia (China), desires to secure an exclusive license to perform direct drop ship business whereas it directly delivers and sells goods as defined in Schedule III (hereinafter referred to as “Licensed Goods”) from Taiwan to the Republic of China and Hong Kong (“Territory”). The granting of such license rights is done with the full consent of Olevia (China) which holds certain exclusive rights under a previously granted license of Syntax-Brillian.

D.	SCHOT has developed strong connection with different channels within the Territory and strong credibility with companies outside the Territory.
Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.
1. Upon execution of this Agreement, Syntax-Brillian grants to Olevia Far East an exclusive license to distribute, offer for sale, and sell the Licensed Goods bearing the Trade Marks, on a royalty-bearing basis in respect of the Licensed Goods as provided in Section 1(B) below. Such Licensed Goods may also be sold to a licensed and authorized distributor of Syntax-Brillian Licensed Goods for the sale of such Licensed Goods in the People’s Republic of China.
1(B). Olevia Far East shall pay a royalty to Syntax-Brillian on all Licensed Goods that are sold within the Territory as defined. This royalty shall be in the amount of three percent (3%) of the total sales price, net of any taxes, duties or other similar charges applied to the sales price of the Licensed Goods.
1(C). SCHOT shall be responsible to manage the Olevia Far East royalty calculations and shall collect the royalty fee on behalf of Syntax-Brillian on the Licensed Goods that are sold within the Territory as defined.
1(D). Olevia Far East shall pay such royalty to Syntax-Brillian via SCHOT as established in Section 1(B) and 1(C) herein on the following basis:
     (i) At the end of the second month of each calendar quarter (i.e., February 28th, May 31st, August 31st and November 30th), Olevia Far East through SCHOT shall provide a good faith estimate of the royalties that will be due for that calendar quarter based upon the estimated total net sales anticipated for said quarter. Based upon said estimated total net sales, SCHOT shall collect from Olevia Far East and shall be liable to pay to Syntax-Brillian the total quarterly royalty of three percent (3%) of the quarterly estimated total net sales within five (5) business days following the due date of such estimate.
     (ii) Within twenty (20) days of the end of each calendar quarter, Olevia Far East through SCHOT shall provide to Syntax-Brillian a final report of the actual net sales for the preceding calendar quarter. In the event the actual net sales were less than the estimated total net sales for each respective quarter upon which a royalty payment was made by Olevia Far East through SCHOT to Syntax-Brillian, a credit will be issued to be applied to the royalties due in the succeeding calendar quarter. In the event the actual sales exceeded the estimated total sales for each respective quarter upon which a royalty payment was made by Olevia Far East through SCHOT to Syntax-Brillian, an additional royalty will be paid by Olevia Far East through SCHOT to Syntax-Brillian in the amount of the underpayment. This reconciliation payment shall be made within thirty (30) days of the end of the respective calendar quarter.
     (iii) All sales reports shall be subject to audit by Syntax-Brillian. SCHOT and Olevia Far East shall cooperate in the completion of such audit by the production of all business documents at its place of business within five (5) days written notice of any audit request by Syntax-Brillian.
     (iv) Olevia Far East shall restrict its distribution, offers for sale and sales of goods within the Territory to only those defined in Schedule III as Licensed Goods bearing the Trade Marks as indicated in Schedule II.

2. Olevia Far East shall pay for all costs associated with the distribution, offer for sale and the manufacture of all Licensed Goods with the Territory.
3. Olevia Far East shall comply with any standard of quality as may be prescribed by Syntax-Brillian from time to time and shall guarantee the quality of the Licensed Goods provided under the Trade Marks.
4. All labels, tags and packaging bearing the Trade Marks shall be supplied by Olevia Far East. All amendment on the existing artwork relating to the Trade Marks to be used on labels, tags, packaging or any other materials bearing the Trade Marks used by Olevia Far East must have the prior written approval from Syntax-Brillian.
5. Syntax-Brillian warrants and covenants that it shall not in any way interfere with the use of the Trade Marks by Olevia Far East or any party authorized by Olevia Far East after the date of this Agreement provided that the use of the Trademarks is consistent with the requirements of this Agreement.
6. Should any infringement, suspected infringement, passing off, suspected passing off, unfair competition or anything analogous thereto be brought to Olevia Far East’s attention, Olevia Far East shall immediately notify Syntax-Brillian and the parties shall consult concerning action required to protect the rights in the Trade Marks. All such costs of any action taken shall be borne equally by Syntax-Brillian and Olevia Far East. If Syntax-Brillian takes legal action to protect its rights, Olevia Far East will, at the request of Syntax-Brillian, provide all reasonable assistance to Syntax-Brillian in that action.
7. This Agreement shall be of the duration of two years unless varied, terminated or superseded by subsequent agreement in writing between the parties. In the event this Agreement is terminated, SCHOT may continue to distribute and sell Syntax-Brillian products subject to separate procurement from Syntax-Brillian at that time under terms that are mutually agreed to by the Parties.
8. Each party undertakes on behalf of itself and any of its subsidiaries or associated companies and its successors and assignees to observe and to comply with all the terms of this Agreement.
9. This Agreement shall be binding upon all successors in title, assigns, subsidiary company and affiliates of the parties hereto.
10. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereby agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

Agreed To:

South China House of Technology		Syntax-Brillian Corporation
Consultants Ltd.

By:	/s/ Stanley Chan	By:	/s/ James Li

Title:	Managing Director	Title:	CEO

Date:	November 27, 2007	Date:	November 27, 2007

Olevia (Far East) Limted

By:	/s/ Lin Chi Hsin

Title:	CEO

Date:	November 27, 2007

Schedule I
Territory
Republic of China
Hong Kong

Schedule II
Trademarks
Olevia

Schedule III
Licensed Goods
Televisions
Monitors